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                             CPC INTERNATIONAL INC.
                  RETIREMENT INCOME PLAN FOR OUTSIDE DIRECTORS


 1.  Purpose and Eligibility

          The purpose of the CPC International Inc. Retirement Income Plan for Outside Directors (the "Plan"), is to encourage incumbent directors of CPC International Inc. (the "Company") to continue to stand for reelection to the Board of Directors of the Company (the "Board"), and to attract and retain qualified new directors, by providing income to eligible directors upon their retirement from the Board.

          Eligible directors are directors who (a) are not otherwise entitled to receive a pension from the Company, or any of its subsidiaries, and (b) have completed at least five years of service as directors at the time of their retirement.

          The term "retirement" means termination of service as a director of the Company for any reason.


 2.  Amount of Retirement Income

          The Company will pay to an eligible director retirement income in U.S. dollars at an annual rate equivalent to the yearly cash retainer in effect for directors on the date of retirement, payable commencing on the first day of the month coincident with or next following date of retirement.


 3.  Duration of Retirement Income

          The amount of retirement income set forth in paragraph 2 will be paid during the life of the eligible director, but in no event after the expiration of a period equal to the number of years and months of service on the Board by such director.
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 4.  Frequency of Retirement Income Payments

          Payments of retirement income shall be made quarterly. The Administrative Committee may approve an alternative method of payment, but in no event shall retirement income be paid in a lump sum.

 5.  Death Benefits

          No benefits shall be payable under the Plan upon the death of a director either before or after retirement.

 6.  Administration

          The Plan shall be administered by the Compensation and Nominating Committee (the "Committee") of the Board of Directors. The members of the Committee shall be appointed by the Board.

          Except as otherwise expressly provided herein, the Committee shall have full power and authority to construe the Plan, to determine all questions arising in the administration of the Plan, and to adopt such rules, regulations and procedures as it may deem necessary for the proper and efficient administration of the Plan.

 7.  Grantor Trust

          The Company may establish a trust with an independent trustee, which shall be a bank or trust company selected by the Company, and transfer to the trustee of that trust shares of Common Stock of the Company, cash or other assets in order to assist the Company in fulfilling its payment obligations hereunder. The governing trust instrument shall require the trustee to establish a separate account in the trust fund for each director and shall contain such other provisions as the Company may deem necessary or appropriate to carry out the purposes of such trust.
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 8.  Non-Assignability

          The rights and interests of a director hereunder may not be assigned, pledged or otherwise transferred except by will or the laws of descent and distribution.

 9.  Amendments and Termination

          The Board may at any time amend or terminate the Plan. No amendment or termination shall alter or impair benefits accrued at the time of such amendment or termination.

10.  General Matters

          Retirement income under the Plan will be paid at the dates and in the manner provided for in Section 2 from the assets of the grantor trust established under Section 7 and, to the extent the assets therein are not sufficient or such a trust has not been established, from the general assets of the Company. Prior to such payment a director will have no interest under the Plan in any specific asset of the Company or any security interest in the assets of a grantor trust established under
     Section 7.

          All expenses incurred in administering the Plan and a grantor trust established under Section 7 will be paid by the Company.


                                          Adopted:   January 1, 1983

                                          Amended:   March 15, 1988
                                                     September 21, 1993